Exhibit 99.1

Zoran Announces Exchange Offer For Outstanding

Employee Stock Options

Sunnyvale, CA. — January 6, 2006 — Zoran Corporation (Nasdaq: ZRAN), a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets, today announced that Zoran has filed an exchange offer with the SEC under which it is offering to exchange certain outstanding employee stock options for shares of restricted stock or restricted stock units (collectively “restricted stock rights”).

Exchange Offer

Zoran is offering to exchange outstanding options with exercise prices per share that are more than the greater of $20.00 and the closing sale price of our common stock on the offer expiration date.  Eligible employees subject to U.S. income taxation who properly tender options for exchange will receive restricted shares of our common stock, while eligible employees not subject to U.S. income taxation who properly tender options for exchange will receive restricted stock units.  Shares of restricted stock and restricted stock units are subject to forfeiture upon the participant’s termination of employment prior to vesting.  Upon vesting through the participant’s continued employment, each share of restricted stock will be free of contractual transfer restrictions, while each restricted stock unit will be settled by the issuance to the participant of one share of our common stock free of contractual transfer restrictions.  The number of restricted shares or units to be issued in exchange for a cancelled eligible option grant will be determined by the exchange ratio applicable to the specific option.  The exchange ratios in the offer represent the number of option shares to be exchanged for one share or unit and range from approximately 4 to 1 to 8 to 1.  The exchange offer was approved by Zoran’s stockholders at its 2005 annual meeting.

Members of Zoran’s board of directors and its executive officers are not eligible to participate in the exchange offer.  In addition, employees who are Canadian residents or employees of Zoran’s Canadian subsidiary are ineligible to participate in the offer.

In the past, Zoran has granted stock options to attract and retain employees of the highest caliber, many of whom hold options that are currently out-of-the-money.  Zoran believes that providing this offer to its employees will improve its ability to retain employees, provide an incentive for eligible employees and reduce its option “overhang.”

As of December 29, 2005, there were options to purchase an aggregate of approximately 11.7 million shares of common stock outstanding under the Zoran stock plans designated for participation in the offer, of which options to purchase approximately 1.7 million shares had exercise prices greater than $20.00 per share and were potentially eligible for exchange in the exchange offer. If Zoran receives and accepts for exchange all outstanding eligible options, Zoran’s total outstanding options will decrease by approximately 1.7  million shares and Zoran will issue approximately 332,790 restricted stock rights, which represent approximately 0.7% of the total number of shares of our common stock outstanding as of December 29, 2005.   The actual number of shares that will be issued under the awards, and the actual accounting charge, will depend upon the participation rate in the exchange offer. The compensation expense, if any, will be recognized over the applicable vesting periods of the awards.

The description of the stock option exchange offer contained herein is neither an offer to purchase nor a solicitation of an offer to sell securities of Zoran Corporation. The offer to exchange is a part of a tender offer statement on Schedule TO that Zoran has filed with the SEC, copies of which will be delivered to eligible option holders.

Company Profile

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications, and Connect and Share technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, multimedia mobile phone, and multifunction printer products have received recognition for excellence and are now in millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China, England, Germany, Israel, Japan, Korea, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

Forward-Looking Statements

This press release includes forward-looking statements that reflect Zoran’s current view with respect to future events, including the option exchange and related accounting consequences. These forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements including risks associated with uncertainty as to the number of eligible options that will be exchanged and the risk factors detailed in the Company’s filings with the SEC.  Further information regarding these and other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.